                                                                    EXHIBIT 11.1

                                AMERICREDIT CORP.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                          Three Months Ended
                                             September 30,
                                      --------------------------
                                        1999              1998
                                      ---------        ---------
Weighted average shares
  outstanding                        67,503,547       62,339,479

Incremental shares
  resulting from assumed
  exercise of stock options           4,174,802        4,629,212
                                     ----------       ----------

Weighted average shares and
  assumed incremental shares         71,678,349       66,968,691
                                     ==========       ==========

NET INCOME                              $25,324          $15,482
                                     ==========       ==========

EARNINGS PER SHARE:

  Basic                                 $   .38          $   .25
                                     ==========       ==========

  Diluted                              $    .35          $   .23
                                     ==========       ==========

Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share has been computed by dividing net income by weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.


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